EXHIBIT 5.1

[Letterhead of Pillsbury Winthrop LLP]

August 29, 2002

Symmetricom, Inc.
2300 Orchard Parkway
San Jose, CA 95131

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Symmetricom, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (a) the shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company, all of which are authorized but heretofore unissued shares, issuable to holders of common stock, par value $0.01 per share, of TrueTime, Inc., a Delaware corporation (“TrueTime”), pursuant to an Agreement and Plan of Merger dated as of March 27, 2002 (the “Merger Agreement”), as amended as of June 26, 2002, among the Company, TrueTime and SCO-TRT Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, and (b) the Company’s Preferred Stock Purchase Rights that will be attached to and represented by the certificates issued for shares of the Common Stock (which Preferred Stock Purchase Rights have no market value independent of the Common Stock, to which they are attached). In this regard we have participated in the preparation of a Registration Statement on Form S-4 relating to such shares of Common Stock. Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act (a “Rule 462(b) registration statement”) is herein referred to as the “Registration Statement.”

We are of the opinion that the shares of Common Stock to be issued by the Company (including any shares of Common Stock registered pursuant to a Rule 462(b) registration statement) and the Company’s Preferred Stock Purchase Rights have been duly authorized and, when issued and delivered pursuant to the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Joint Proxy Statement/Prospectus included therein.

Very truly yours,

/s/    PILLSBURY WINTHROP LLP